Exhibit 99.1
HANSEN MEDICAL REPORTS 2008 SECOND QUARTER RESULTS
Company Recognizes Revenue on Eight Systems and Ships Two Additional Systems
MOUNTAIN VIEW, Calif., July 31, 2008 – Hansen Medical, Inc. (Nasdaq: HNSN), a developer of new generation flexible robotic technology, today reported its business highlights and financial results for the second quarter ended June 30, 2008.
Recent Business Highlights
•	Systems: The company recognized revenue on eight Sensei Robotic Systems and shipped two additional systems for which revenue is expected to be recognized in the third quarter. Through June 30, 2008, the company has recognized revenue on a total of 31 systems (which we refer to as our installed base), including 21 in the United States and 10 in Europe.

•	Catheter Sales: 279 ArtisanTM Control Catheters were shipped in the second quarter.

•	Regulatory Milestones: The company’s CoHesionTM 3D Visualization Module—a module integrating the 3D movement of the Sensei system with the EnsiteTM 3D visualization system of St. Jude Medical—received 510(k) clearance from the U.S. Food & Drug Administration (FDA) at the end of the second quarter. As part of this 510(k) clearance, the FDA also completed its review of the company’s IntelliSense technology.

•	Enhanced Manufacturing Capabilities: As a result of ongoing investments made to improve its manufacturing capabilities, the company has increased Sensei System manufacturing capacity to five systems per month and has exceeded a four-week inventory of Artisan Control Catheters.

•	Secondary Financing: During the second quarter, the company successfully completed a secondary public offering of common stock, selling three million shares with net proceeds to the company of approximately $39.5 million.

“I am very pleased with what we have accomplished during our first full year of commercialization,” said Frederic Moll, M.D., co-founder and chief executive officer of Hansen Medical. “During this past quarter, we achieved a number of important milestones that give us a high level of confidence in our ability to execute our business plan as we continue to build momentum. This includes the successful completion of a secondary offering of common stock, regulatory clearance for the CoHesion 3D Visualization Module which included a review of our IntelliSense feature, and significant improvements in our manufacturing capacity to help meet the demand for our technology going forward,” concluded Dr. Moll.
2008 Second Quarter Financial Results
Total revenue for the three months ended June 30, 2008 was $5.8 million compared to revenue of $2.4 million in the same period in 2007, equating to a 139% increase over the same period in 2007. The company recognized revenue on eight Sensei Robotic Systems, as well as on shipments of 279 Artisan control catheters and one stand-alone CoHesion module.
Cost of goods sold for the three months ended June 30, 2008 was $4.7 million and included non-cash stock compensation expense of $171,000. Gross profit for the quarter was $1.1 million, yielding a gross margin of 18.5%. This compares to gross profit of $781,000 and gross margin of 32.1% for the same period in 2007, which included non-cash stock compensation expense of $87,000. During the second quarter last year, gross profit benefited from the sale of inventory totaling $478,000, which had been previously written down. The company expects that cost of goods sold for the remainder of 2008, both as a percentage of revenue and on a dollar basis, will continue to fluctuate from quarter to quarter as revenues change, manufacturing levels change, scale-up of contract manufacturing processes continues, and the company transitions into its new manufacturing facility.
Research and development expenses for the three months ended June 30, 2008, including non-cash stock compensation expense of $763,000, were $6.3 million, compared to $4.4 million for the same period in 2007, which included non-cash stock compensation expense of $566,000. The increase in research and development expenses was primarily due to increased employee-related expenses due to higher headcount, increased outside services, materials and overhead expenses, along with higher non-cash stock compensation expenses. The company anticipates research and development expenses will continue to increase moderately during the remainder of 2008 as the company continues development activities for the electrophysiology market, continues its development of its percutaneous aortic valve technology and explores other future potential applications.
Selling, general and administrative expenses for the three months ended June 30, 2008, including non-cash stock compensation expense of $2.0 million, were $10.0 million, compared to $5.2 million for the same period in 2007, which included non-cash stock compensation expense of $1.0 million. The increase in selling, general and administrative expenses was primarily due to increased employee-related expenses related to higher headcount necessary to support continued growth, legal costs related to procuring and protecting the company’s intellectual property, lease costs for the new facility and increased non-cash stock compensation expenses. The company expects selling, general and administrative expenses to increase moderately during the remainder of this year as it continues to expand its sales and clinical support groups.
Other income, net, for the three months ended June 30, 2008 was $323,000, compared to $853,000 for the same period in 2007. The decrease was primarily due to lower interest income related to lower balances of average cash, cash equivalents and short-term investments. These lower balances resulted primarily from cash used in operations and the Company’s 2007 acquisition of AorTx, Inc., partially offset by cash received from the company’s equity offering in April 2008.
Net loss for the three months ended June 30, 2008, including total non-cash stock compensation expense of $2.9 million, was $14.9 million, or $(0.61) per basic and diluted share, based on average basic and diluted shares outstanding of 24.6 million shares. Net loss for the second quarter of 2007, including non-cash stock compensation expense of $1.7 million, was $7.9 million, or $(0.37) per basic and diluted share, based on average basic and diluted shares outstanding of 21.5 million shares, for the same period in 2007.
Cash, cash equivalents and short-term investments as of June 30, 2008 were $54.6 million, compared to $48.6 million as of December 31, 2007. The increase is due mainly to the company’s April 2008 secondary public offering, in which the company sold three million shares of common stock with net proceeds of approximately $39.5 million. This was partially offset by normal operating expenses and $9.5 million in capital expenditures during the first six months of 2008 primarily related to the build-out of the new facility.
Hansen Medical Conference Call
Company management will hold a conference call to discuss its 2008 second quarter results and provide a business update today, July 31, 2008 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 800-366-7449 or 303-262-2175. An audio replay will be available approximately one hour after the completion of the conference call through August 7, 2008, by calling 800-405-2236 or 303-590-3000, and entering passcode 11117047.
About Hansen Medical, Inc.
Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei™ Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, statements relating to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the expected numbers, locations and timing of placements of the company’s Sensei systems, and the recognition of revenue on systems, our expected operational and financial results, expectations regarding regulatory approvals, plans for future clinical studies, plans for increasing manufacturing capacity and efficiency, and plans for the timing of future products. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; our ability to effectively train, manage and retain new employees; the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems; our ability to successfully move and scale our manufacturing capabilities; our reliance on third-party manufacturers and suppliers that could adversely affect our ability to manufacture products on a timely basis; the scope and validity of intellectual property rights applicable to our products; competition from other companies; and our ability to obtain additional financing to support our operations. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on May 12, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
“Hansen Medical,” “Sensei,” “Artisan,” “Hansen Artisan,” as well as the Hansen Medical “heart design” are trademarks of Hansen Medical, Inc.
EnSite is a trademark of St. Jude Medical.
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Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com
Kathy Waller
Financial Relations Board
312.640.6696
kwaller@frbir.com
—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$5,813	$2,434	$12,057	$2,434
Cost of goods sold	4,735	1,653	9,672	1,653

Gross profit	1,078	781	2,385	781

Operating expenses:
Research and development	6,300	4,351	11,514	9,423
Selling, general and administrative	10,007	5,177	18,084	9,703

Total operating expenses	16,307	9,528	29,598	19,126

Loss from operations	(15,229)	(8,747)	(27,213)	(18,345)
Other income, net	323	853	675	1,835

Net loss	$(14,906)	$(7,894)	$(26,538)	$(16,510)

Basic and diluted net loss per share	$(0.61)	$(0.37)	$(1.15)	$(0.77)

Shares used to compute basic and diluted net loss per share	24,593	21,542	23,013	21,489

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$54,629	$48,552
Accounts receivable	5,913	4,003
Inventories, net	4,631	2,982
Prepaids and other current assets	2,858	1,397
Property and equipment, net	13,626	2,672
Other assets	279	295

Total assets	$81,936	$59,901

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,732	$2,956
Deferred revenues	1,125	368
Debt	2,284	3,309
Other liabilities	8,196	4,204

Total liabilities	14,337	10,837

Stockholders’ equity	67,599	49,064

Total Liabilities and Stockholders’ Equity	$81,936	$59,901

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